EXHIBIT 23.1






                   CONSENT OF ERNST & YOUNG LLP


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333- ) and related Prospectus of Capital One Financial Corporation for the registration of 476,427 shares of its common stock and to the incorporation by reference therein of our report dated January 15, 1998, with respect to the consolidated financial statements of Capital One Financial Corporation incorporated by reference in its Annual Report [Form 10-K] for the year ended December 31, 1997, filed with the Securities and Exchange Commission.




                                  Ernst & Young LLP


Washington, D.C.
August 4, 1998